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                                                                   EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") dated this 25th day of January, 1 999 between Colomotion, Inc., a California corporation (the "Company") and Charles M. Skibo, General Partner for the Skibo Family Limited Partnership (the "Executive").

                                  W I T N E S S E T H :

        WHEREAS, the Company is engaged in and seeks to expand its business in the telecommunications industry. And the Executive has substantial experience in managing and operating businesses or being a senior management executive in the telecommunications industry that would be very beneficial to the Company's operations and future profitability.

        WHEREAS, the Company believes its progress and its prospects for future development and growth are significantly enhanced if the Executive were to serve as the Company's Chairman and Chief Executive Officer.

        WHEREAS, the Board of Directors of the Company (the "Board") has authorized this Agreement with the Executive and has approved its terms and conditions, all of which the Board has found to be reasonable, proper, and in the best interest of the Company;

        WHEREAS, the Company and the Executive desire to set forth the terms and conditions pursuant to which the Executive will be employed by the Company; and

        WHEREAS, the Executive is willing to be employed by the Company pursuant to the terms and conditions set forth herein;

        NOW THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, the parties to this agreement hereby agree as follows:

                                    ARTICLE I

                       EMPLOYMENT DUTIES AND COMPENSATION

1.01 (a) Initial Term of Employment and Duties:

        The Company and the Executive hereby agree that for a three (3) year period beginning January 25,1999 and terminating on January 24, 2002 (the "Termination Date"), the Company shall employ the Executive and the Executive shall perform services for the Company at the Company's headquarters location. A 120 day transition period will be provided to Executive so that Executive may complete projects outside the scope of Executive's responsibilities with the Company. It is estimated that these activities will consume approximately 25% of Executive's time.



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        (b) Renewal of Term:

        Unless the Company shall have given the Executive written notice at least 180 days poor to the Termination Date, this Agreement shall renew and continue in effect for additional one-year periods (and all provisions of this Agreement shall continue in full force and effect), and each successive anniversary from such original Termination Date shall thereafter be designated as the "Termination Date" for all purposes under this Agreement, provided, however, that the Company may, at its election at any time after the expiration of the initial term of this Agreement, give the Executive notice of termination, in which event the Executive shall continue to receive, as severance pay, his base compensation and benefits set forth in Paragraphs (d) and (f) below for 12 full months following such notice of termination. During such 12 month severance period, the Board may modify the Executive's duties as described in Paragraph
(c) below without triggering the provisions of Section 2.03 below. The Company agrees that it will not unreasonably withhold any annual renewals of this Agreement.

        (c) Duties:

        As the Executive shall be entitled to exercise all rights and power and shall have all the privileges and authorities commensurate with his offices, including without limitation (i) the fall authority for the operations and conduct of the business of the Company; (ii) general decision-making authority with respect to the day-to-day operations of the business of the Company; (iii) the engagement, retention, and termination of employees and independent contractors of the Company, the setting of the compensation and other material terms of employment or engagement of employees and independent contractors and the establishment of work rules for employees; and (iv) the initiation, development, and implementation of new business, subject only to the supervision of the Board. The Executive shall reader his services hereunder in the headquarters city (or other headquarters location approved by the Board) subject to such reasonable travel as may be required to perform his duties hereunder. During the term of employment, the Executive shall devote such time as is required to perform his services hereunder.

        (d) Compensation:

        During the initial term of this Agreement and for each renewal term thereafter, the Executive's annual gross base salary pursuant to this agreement shall be as set forth below:

                (i) for the first year period immediately following the beginning date above, $225,000, payable at a rate of $18,750 per month; such monthly salary to be accrued until Company secures a second round of financing at which time a lump sum payment of accrued salary will be paid and subsequent salary will be payable in accordance with the Company's regular payroll practices.

                (ii) for the second year period, $250,000, payable at a rate of $20,833.33 per month.



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                (iii)   for the third year period, $300,000, payable at a rate
                        of $25,000 per month.

                (iv) upon completion of an IPO during the initial or subsequent period, the Executive's gross annual base salary shall automatically increase to $360,000, payable $30,000 per month.

        Nothing herein shall be deemed to restrict the right of the Board to increase the Executive annual gross base salary, bonuses and fringe benefits or grant stock options at any time in its discretion.

        (e) Bonuses:

        The Executive shall be entitled to such bonuses as are described in Exhibit A attached hereto.

        (f) Fringe Benefits:

        The Company shall provide to the Executive, during the term of this employment hereunder:

                (i) All so-called "fringe benefits" including, but not limited to, participation in pension plans, profit sharing plans, hospitalization insurance, medical insurance, dental insurance, disability insurance, life insurance, and the like that are granted to or provided for eligible employees of the Company, or that may be granted to or provided for during the term of the Executive's employment under this Agreement; and

                (ii)    Four weeks paid vacation.

        (g) Initial Options:

        In consideration for his services hereunder, the Company hereby grants to the Executive an option to acquire the Company's common stock, as described in Exhibit B.

        (h) Loans:

        Any loans granted to Executive are detailed in Exhibit C.

        (i) Travel and Reimbursement of Expenses:

        The company agrees to pay to on behalf of Executive the cost of travel and other expenses incurred by Executive on the Company's behalf. It is understood



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that the Company will reimburse executive for reasonable travel expenses between the Company and Executive's primary residences provided that reasonable efforts are made to manage the costs associated with travel.

                                   ARTICLE II

                       RIGHTS ON TERMINATION OF EMPLOYMENT

2.01 Rights to Terminate Employment:

        The Executive may at his option, terminate his employment under this Agreement upon not less than 60 days notice to the Company given at any time, provided, however, that the Board of Directors may accept the Executive's resignation, or may reduce his duties and responsibilities, at any time following receipt of such notice and this Agreement shall terminate immediately upon such acceptance except that the provisions of Article 3.01 and 3.02 below shall survive any such termination for the periods provided therein.

2.02 Disability:

        If, because of mental or physical disability, the Executive shall be incapable for a period of six consecutive months (the "Disability Period") of performing his obligations and agreements hereunder (hereinafter referred to as a "Disability") during which period the provision of this Agreement will continue to apply in full force and effect, then at the election of the Company expressed to the Executive in writing, this Agreement shall terminate at the end of such Disability Period, except that the Executive's benefits shall continue until the end of this Agreement, and the Executive shall receive one-half of his base salary then in effect until the end of this Agreement, together with the bonuses described on Exhibit A hereto. Additionally, any stock options that are vested or any stock previously exercised but not granted shall be vested and granted to the Executive upon termination by the Company. The determination of whether the Executive has suffered a Disability shall be made by three licensed medical doctors: one chosen by the Company, one chosen by the Executive, and one chosen by the two doctors so chosen.

2.03 Rights Upon Termination of Employment Without Cause Prior to the
Termination:

        The company may terminate the executive's services without Cause (as defined in Section 4.20 below) by delivering written notice of such termination to the Executive. In addition, any (i) material change of the Executive's title, responsibilities, or authority by the Board without the Elective's concurrence which is not cured within 30 days after notice by the Executive; or (ii) material breach by the Company of this Agreement which continues for 30 days after notice by the Executive (provided that the Executive shall not also be in breach of this Agreement). shall be deemed termination by the Company without cause. In the event of termination pursuant to clauses (i) or (ii) of the preceding sentence, the Executive shall be entitled to give notice of termination, which notice shall have the same effect as a notice delivered by the Company.



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        If, prior to the Termination Date, the Company terminates the
Executive's employment for any reason other than Cause or Disability, then the Company shall:

                (i) continue to pay the Executive (in the same manner as prior to such termination) after the date of such termination the compensation provided under Section 1.01 above through the Termination Date as if the Executive had been employed hereunder during such period;

                (ii) pay of all bonuses quarterly as if the mutually agreed upon targets were met; and

                (iii) provide the Executive with continued coverage through the Termination Date under any employee benefit plan (as such term is defined in Section 3(3) of the Date Executive Retirement Income Security Action of 1974, as amended) then maintained by the Company and which the Executive then participates or any successor plan thereof. Notwithstanding, 2.03 iii above, the Company hereby agrees to maintain the Executive's hospitalization/ medical/dental/disability and life insurance policy in effect at the time of termination through the full period of this Agreement, to continue to pay any premium to maintain the policy through the full period of this Agreement, and the Executive may, at his option and his expense at the end of this Agreement or termination, continue the policy without interruption until his death; and

                (iv) all stock options will immediately vest and the stock granted to the Executive upon his exercise of such options, such stock to be unrestricted except for any governmental restrictions and registered if the Company is a public company at the time of termination or subsequently becomes public.

2.04 Right Upon Termination of Employment For Cause:

        The Company shall have the right at any time, by giving written notice to Executive to terminate Executive's employment for cause: Cause shall be deemed to have occurred if the Executive is convicted of a felony or a crime involving fraud, gross negligence or significant mismanagement of the business. Upon such termination for cause, Executive shall be paid his current monthly salary, any bonuses earned up to that point and Executive may exercise any unexercised options that are vested.

2.05 Beneficiaries of Payments:

        If the Executive shall die before receiving all payments to be made by the Company to him pursuant to any of the provisions of this Agreement, all such payments or any remaining payments, as the case may be, shall be made by the Company to such beneficiary or beneficiaries as the Executive may designate from time to time by notice in writing filed with the Company, or if the



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Executive shall fail or fail effectively to designate a beneficiary, or if no beneficiary shall survive the date when the last payment is to be made, any remaining payments shall be made to the Executive's estate.

                                   ARTICLE III

                           PROTECTIONS/CONFIDENTIALITY

3.01 Covenants Regarding Protections:

        The Executive hereby agrees and covenants to the following:

        (a) Solicitation of Customers and Registered Primary Vendors:

        During the term of this Agreement and for a period of 12 months following the termination of this Agreement by either party (other than a termination of this Agreement by the Company's failure to renew it pursuant to
Section 1.01(b) above), the Executive hereby agrees not to solicit or contact in any manner that could be reasonably construed as a solicitation, any past or current customer or registered primary vendor of the Company for purposes of encouraging such customer to refrain from purchasing products or services from the Company or for purposes of encouraging such vendor to refrain from providing services or selling products to the Company. Notwithstanding the above, if the Executive should leave the Company and join a competitive company, it is recognized by the parties that the industry utilizes a variety of marketing and sales techniques such as direct mail, telemarketing, advertising, etc. and the customer might be contacted by the company that the Executive joins as a matter of course and in this event this practice would not be considered a violation of this Agreement.

        (b) Solicitation of Executives:

        During the term of this Agreement and for a period of 6 months following the termination of this Agreement by either party (other than a termination of this Agreement by the Company's failure to renew it pursuant to Section 1.01 (b) above), the Executive hereby agrees not to employ, either directly or indirectly through any entity in which the Executive is an executive officer, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, any executive officer or director of the Company for purposes of encouraging such person to leave or terminate his employment with the Company.

        3.02 Confidentiality: Competitive or Personal Disparagement:

        The Executive and the Company hereby agree that neither will, during the term of the Executive's employment or at any time following the termination hereof for any reason, do or cause to have done any of the following:



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                (i)     without the prior written consent of the other party,
                        use for its own purposes or disclosure to any person or other entity any confidential and/or proprietary information of the Company or the Executive;

                (ii) each party agrees that it will not disparage the other parry; and

                (iii) at the termination of this Agreement, each party will present to the other party a written statement of exactly what can be said about each party upon third-party inquiry about the Executive or the Company. Each party will name a spokesperson to handle all inquiries about the Company or the Executive and only the named spokesperson is allowed to comment unless changed by mutual written consent.

                                   ARTICLE IV

4.01 Indemnifications:

        The parties agree that the Executive shall be indemnified by the Company against any liability asserted against the Executive (and expenses, including without limitations, reasonable attorney's fees, court costs, and other legal expenses incurred in connection therewith) by reason of his position with the Company or any subsidiary to the full extent a California corporation may indemnify an officer or director under the California General Corporate Law.

4.02 No Obligation to Mitigate Damages:

        In the event of a termination of employment upon a change in control, the Executive shall not be required to mitigate damages by seeking other employment.

4.03 Arbitration and Remedies:

        (a) All disputes, differences, or questions between the parties concerning the construction, interpretation, and effect of the Agreement, or the rights, obligations and liabilities of the parties, and which have as their sole remedy monetary damages, will be settled by arbitration in the City of Bethesda, Maryland, or such other place as the parties may mutually agree. In the case of a dispute, difference, or question, one party shall appoint its arbitrator and shall notify the other party in writing (the "Arbitrations Notice") of the appointment and the matter to be determined. If the party receiving the Arbitration Notice fails to appoint an arbitrator and notify the first party of such appointment for 15 days after receipt of such notice, the decision of the arbitrator appointed by the first of the parties shall be final and binding on both of the parries hereto. If two arbitrators are appointed, they shall meet within 30 days after appointment of the second arbitrator. If they do not agree as to their decision, they shall choose a third arbitrator, failing which, third arbitrator shall be selected in accordance with the rules of the American Arbitration Association. The arbitration shall



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be held as promptly as possible at such time and place in the designated city as the arbitrators may determine. The decision of the arbitrators so appointed, or a majority of them, will be final and binding upon the parties hereto. Judgment upon the award may be entered in any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order to enforcement, as the case may be. If the arbitrator appointed refuses to act or is incapable of acting or dies, a substitute for him shall be appointed in the manner provided above.

        (b) Each of the parties to the Agreement will be entitled to enforce its rights under the Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of the Agreement and that any party may in its sole discretion apply for specific performance and/or injunctive relief in either a federal or state court in order to enforce or prevent any violations of the provisions of this Agreement.

4.04 Legal Cost and Indemnification:

        The Company shall pay the Executive all reasonable legal fees and expenses incurred by him as a result of his termination without Cause or Disability, including but not limited to, all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided in this Agreement through legal process or arbitration, if the Executive shall be wholly successful on the merits.

4.05 Notices:

        (a) Any notice to be given concerning this Agreement shall be given in writing and either (i) sent by certified or registered mail, return receipt requested, postage prepaid; or (ii) hand delivered to the recipient personally. In the case of notice sent by mail, the date of the giving of the notice shall be deemed to be (i) the date of the postmark of the executed return receipt; or
(ii) the date of actual receipt if not postmarked by the United States Postal Service. In the case of notice being hand delivered, a written dated receipt shall be given therefor. Hand delivery of any notice to the Company shall be delivered to the Company's chief financial officer personally.

        (b) Notice shall be sent as follows:

        If to the Executive:          Charles M. Skibo, General Partner
                                      Skibo Family Limited Partnership
                                      9045 Holly Leaf Lane
                                      Bethesda, Maryland 20817

        If to the Company:
                                      ----------------------------------

                                      ----------------------------------



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        (c) By giving notice to all other parties, any party may, from time to time, designate a different address to which notice by mail to such party shall be sent.

4.06 Successors d Assigns; Survival in Case of Merger:

        (a) This Agreement is intended to bind and inure to the benefit of, and be enforceable by, the Executive and the Company and their respective successors and assigns.

        (b) Without limiting the effect of the foregoing, this Agreement and all of its terms shall survive, and be enforceable by the Executive, notwithstanding any merger, consolidation, combination or reorganization of the Company with or into any other entity or person ("Surviving Entity"), including but not limited to any other corporation, partnership, or other similar organization, whether or not the Company is the Surviving Entity of such merger, consolidation, combination, or reorganization. The Surviving Entity shall be bound by this Agreement to the same extent as if such Surviving Entity had entered into the Agreement with the Executive on the Effective Date.

        (c) As a condition of any merger, consolidation, combination or reorganization of the Company as discussed in Section 4.06(b) above, the Company agrees to include, as a condition of consummation of such merger, consolidation, combination, or reorganization, an undertaking by the Surviving Entity pursuant to which the Surviving Entity shall agree in writing to be bound by this Agreement.

4.07 Amendment Waiver:

        No amendment or other modification of this Agreement nor any waiver of any term of this Agreement shall be valid unless it is in writing and signed by the party against whom enforcement of the amendment, modification or waiver is sought. No waiver by any party of the breach of any term contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach of any other term of this Agreement.

4.08 Further Assurances:

        Each party hereto agrees to perform any further acts and to execute and deliver any further documents mutually agreed to in writing that may be reasonably necessary to carry out the provisions of this Agreement.

4.09 Severability:

        In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.



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4.10 Construction:

        Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

4.11 Gender:

        Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

4.12 Headings:

        The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

4.13 Multiple Counterparts:

        This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

4.14 GOVERNING LAW:

        THIS AGREEMENT HAS BEEN EXECUTED IN AND SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MARYLAND AND THE OBLIGATIONS OF THE PARTIES HERETO SHALL BE PERFORMABLE IN MONTGOMERY COUNTY.

4.15 Inurement:

        Subject to the restrictions against transfer or assignment as herein contained, the provisions of the Agreement shall inure to the benefit of, and shall be binding on, the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

4.16 Waivers:

        No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement and no present waivers of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.



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4.17 Entire Agreement:

        This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein.

        IN WITNESS WHEREOF, the parties to the Agreement have set their respective hands hereto as of the date first written above.

                                            THE EXECUTIVE

                                            CHARLES M. SKIBO,
                                            GENERAL PARTNER
                                            SKIBO FAMILY LIMITED PARTNERSHIP

                                            By: /s/ CHARLES M. SKIBO
                                               ---------------------------------


                                            THE COMPANY

                                            Colomotion, Inc.

                                            By:  /s/ [SIGNATURE ILLEGIBLE]

                                            Its: Director



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                                  EXHIBIT "A"

                                    BONUSES

-    FIRST YEAR:              Executive will be eligible for a bonus of up
                              to $75,000 payable quarterly based upon the completion of Company objectives and performance criteria to be mutually agreed upon by Executive and the Board of Directors within 60 days from employment start date.

-    SECOND YEAR:             Same as first year, except bonus amount will be up
                              to 60% of base salary.

-    THIRD YEAR:              Same as first year, except bonus amount will be up
                              to 85% of base salary.

-    NOTE:                    Regardless of any other objectives established, if
                              the Company is successful in raising $6 to $10 million of equity capital during the first four months of Executive's tenure, the first two quarters' objectives will be met. Furthermore, in the event the Company is successful in raising debt exceeding $25 million for a roll-out, then that year's objectives are met. Moreover, in the event the Company is successful in doing an IPO, then that year's objectives are met.

                                  EXHIBIT "B"

                                INITIAL OPTIONS

     Subject to the approval of the Company's Board of Directors, Executive will be granted a stock option to purchase 2,848,837 shares of the Company Common Stock, priced at the fair market value (5 cents per share) on the date of grant (the "Stock option"). The stock options shall vest over a three year period, with 60% of the shares vesting one year from start of employment, 20% vesting two years from start of employment and the remaining 20% vesting three years from the start of employment. Upon securing of second round financing of at least $6 million, 35% out of the first-anniversary 60% will accelerate and vest immediately. There will be no buy-back rights on such shares and the grant of any options does not imply any right to continued employment except what is provided herein.

                                    COLO.COM

                       ADDENDUM 1 TO EMPLOYMENT AGREEMENT


     As a condition of my employment with COLO.COM, its subsidiaries, affiliates, successors or assigns (together the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following as Addendum 1 to my Employment Agreement with the Company dated January 25, 1999:

     1.   Confidential Information.

          (a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, forecasts or other business information disclosed to me by the Company either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

          (b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

          (c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

     2.   Inventions.

          (a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as "Prior Inventions"); or, if such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such items as part of or in connection with such product, process or machine.

          (b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as "Inventions"), except as provided in Section 2(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act.

     (c) Inventions Assigned in the United States. I agree to assign to the United States government all my right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

     (d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

     (e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that any obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

     (f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code
Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.

Dated effective as of January 25, 1999


                                                  /s/ CHARLES M. SKIBE
                                                  ------------------------
                                                  Charles M. Skibe

AGREED AND ACCEPTED:

COLO.COM


By: /s/ WAYNE OLSON
    --------------------
    Wayne Olson, Senior Vice President



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